Exhibit 99.1

Multi-Color Corporation Announces Core EPS at $0.95 and EPS at $0.93 for June Quarter

CINCINNATI, OHIO, August 9, 2016 – Multi-Color Corporation (NASDAQ: LABL) announces: first quarter core earnings per share increased 4% to $0.95 per diluted share from $0.91 in the prior year quarter.

“Organic growth at 4% (excluding beer label exit from FY16) and gross margin increase to 22% for the quarter is driving positive earnings trend. Core EPS growth is expected to accelerate in the second half of fiscal 2017 with further operational efficiencies, compliance costs stabilizing and favorable prior year comparisons,” said Nigel Vinecombe, Executive Chairman of Multi-Color Corporation.

Q1 Highlights:

•	Organic growth at 2%, or 4%, excluding exited beer labels, for the second consecutive quarter.

•	Organic growth broadly based with North America (USA, Canada, Mexico) at 4%, excluding exited beer labels, Europe at 2% and Developing Markets at 9%.

•	Gross margin at 22% primarily reflects improved operational efficiencies, with more expected to come.

•	SG&A high primarily due to compliance costs related to FY16 that are expected to be lower in the remaining FY17 quarters and average 9% for the fiscal year.

•	FX impact at $0.02 reduction in EPS.

Q2 Developments:

•	Beer labels exit anniversaries at the end of Q2 (Q2 FY16 beer labels exit revenues circa $2.5 million).

•	Two acquisitions with combined annual revenues of $10 million completed at the beginning of July. Industria Litografica Alessandrina S.r.l (I.L.A.) is for regional expansion in Italy’s northwest region and Italstereo Resin Labels S.r.l., based in Tuscany, is for product extension into durable resin labels.

Fiscal 17 results:

•	Net revenues increased 9% to $236.5 million from $217.9 million compared to the prior year quarter. Acquisitions occurring after the beginning of fiscal 2016 accounted for a 9% increase in revenues and organic revenues increased 2%. Foreign exchange rates, primarily driven by depreciation of the Mexican peso and the British pound, led to a 2% decrease in revenues quarter over quarter.

•	Gross profit increased $5.3 million or 11% compared to the prior year quarter. Acquisitions occurring after the beginning of fiscal 2016 contributed $4.5 million to gross profit, partially offset by the effect of unfavorable foreign exchange rates of $0.6 million. Organic gross margin increased $1.4 million or 3% compared to the prior year quarter. Core gross profit, a non-GAAP financial measure, excluding the impact of inventory purchase accounting charges, increased 11% or $5.2 million. Core gross margins were 22.0% of sales revenues for the current year quarter compared to 21.5% in the prior year quarter.

•

Selling, general and administrative (SG&A) expenses increased $2.1 million or 10% compared to the prior year quarter. Core SG&A, a non-GAAP financial measure, increased $3.9 million or 21% compared to the prior year quarter, including $1.9 million related to acquisitions occurring after the beginning of fiscal 2016, partially offset by a decrease of $0.3 million due to the favorable impact of foreign exchange rates. The remaining increase primarily relates to compensation expenses, including building internal compliance resources, and professional fees year over year. Professional fees include an incremental $0.9 million for audit and external compliance costs primarily related to fiscal 2016 year-end activities. Core SG&A increased as a percentage of sales to 9.5% from 8.5% in the prior year quarter. Non-core items related to acquisition and integration expenses in both periods were $0.2 million in the current year quarter compared to $2.0 million in the prior year quarter.

•	Facility closure expenses were $0.2 million in the current year quarter compared to $0.3 million in the prior year quarter. These expenses primarily related to consolidation of manufacturing facilities in Greensboro, North Carolina into existing facilities, as well as the consolidation of our manufacturing facilities in Ireland into a single location.

•	Operating income increased $3.2 million or 12% compared to the prior year quarter. Core operating income, a non-GAAP financial measure, increased $1.2 million or 4% to $29.6 million compared to $28.4 million in the prior year quarter primarily due to acquisitions, partially offset by increased compliance and compensation costs. Non-core items in fiscal 2017 related to acquisition and integration expenses of $0.2 million and facility closure expenses of $0.2 million. Non-core items in fiscal 2016 related to acquisition and integration expenses of $2.0 million, inventory purchase accounting charges of $0.1 million and facility closure expenses of $0.3 million. Acquisitions occurring after the beginning of fiscal 2016 contributed $2.6 million to operating income.

•	Interest expense increased $0.1 million or 1% compared to the prior year quarter. The Company had $502.9 million of debt at June 30, 2016 compared to $497.9 million at June 30, 2015.

•	The effective tax rate decreased to 31% in the current year quarter from 33% in the prior year quarter primarily due to the impact of nondeductible acquisition expenses in the prior year quarter. The effective tax rate on core net income, a non-GAAP financial measure, increased to 31% in the current year quarter compared to 30% in the prior year quarter primarily due to the mix of income. The Company expects its annual effective tax rate to be approximately 32% in fiscal 2017.

•	Net income attributable to Multi-Color increased 19% to $15.8 million from $13.3 million in the prior year quarter. Core net income, a non-GAAP financial measure, increased 4% to $16.1 million from $15.4 million in the prior year quarter boosted by a strong contribution from acquisitions occurring after the beginning of fiscal 2016.

•	Diluted earnings per share (EPS) increased 18% to $0.93 per diluted share from $0.79 in the prior year quarter. Excluding the impact of the non-core items noted below, core EPS increased 4% to $0.95 per diluted share from $0.91 per diluted share in the prior year quarter.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for the three months ended June 30, 2016 and 2015. Refer to the tables in Exhibit A for a reconciliation of adjustments made to gross profit, SG&A expenses, operating income, EBITDA, income before income taxes, and effective tax rate between reported GAAP and Non-GAAP results. The sum of the EPS amounts may not equal the totals due to rounding.

	Three Months Ended
	06/30/16	Diluted	06/30/15	Diluted
	(in 000’s)	EPS	(in 000’s)	EPS
Net income attributable to MCC and diluted EPS, as reported	$15,805	$0.93	$13,254	$0.79
Acquisition and integration expenses, net of tax	166	0.01	1,948	0.12
Facility closure expenses, net of tax	109	0.01	156	0.01
Inventory purchase accounting charges, net of tax	—	—	65	*

Core net income and diluted EPS, (Non-GAAP)	$16,080	$0.95	$15,423	$0.91

*	Diluted EPS is less than $0.01

First Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on Tuesday, August 9, 2016 at 10:00 a.m. (ET) to discuss this news release. For domestic access to the conference call, please call 800-219-3192 (participant code 98583047) or for international access, please call +1 617-597-5412 (participant code 98583047) by 9:45 a.m. (ET). A replay of the conference call will be available at 3:00 p.m. on Tuesday, August 9, 2016 through 11:59 p.m. (ET) on Tuesday, August 16, 2016 by calling 888-286-8010 (participant code 91219698) or internationally, by calling +1 617-801-6888 (participant code 91219698). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at http://www.mcclabel.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at: https://www.theconferencingservice.com/prereg/key.process?key=PVAXGYLRN. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Such forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in global economic and business conditions; changes in business strategies or plans; raw material cost pressures; availability of raw materials; availability to pass raw material cost increases to our customers; interruption of business operations; changes in, or the failure to comply with, government regulations, legal proceedings and developments; acceptance of new product offerings, services and technologies; new developments in packaging; ability to effectively manage our growth and execute our long-term strategy; ability to manage foreign operations and the risks involved with them, including compliance with applicable anti-corruption laws; currency exchange rate fluctuations; ability to manage global political uncertainty; terrorism and political unrest; increases in general interest rate levels and credit market volatility affecting our interest costs; competition within our industry; the ability to consummate and successfully integrate acquisitions; ability to recognize the benefits of acquisitions, including potential synergies and cost savings; failure of an acquisition or acquired company to achieve its plans and objectives generally; risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results; the risk that some of our goodwill may be or later become impaired; the success and financial condition of our significant customers; dependence on information technology; ability to market new products; our ability to maintain an effective system of internal control; ongoing claims, lawsuits and governmental proceedings, including environmental proceedings availability, terms and developments of capital and credit; dependence on key personnel; quality of management; ability to protect our intellectual property and the potential for intellectual property litigation; employee benefit costs; and risk associated with significant leverage. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition to the factors described in this paragraph, Part I, Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2016 contains a list and description of uncertainties, risks and other matters that may affect the Company.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirit, food and beverage, healthcare and specialty consumer products. MCC serves international brand owners in North, Central and South America, Europe, China, Southeast Asia, Australia, New Zealand, and South Africa with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs approximately 5,050 associates across 47 operations globally and is a public company trading on the NASDAQ Global Select Market (company symbol: LABL).

For additional information on Multi-Color, please visit http://www.mcclabel.com.

Multi-Color Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share data)

	Three Months Ended
	June 30, 2016	June 30, 2015
Net revenues	$236,494	$217,920
Cost of revenues	184,401	171,085

Gross profit	52,093	46,835
Gross margin	22.0%	21.5%
Selling, general and administrative expenses	22,654	20,516
Facility closure expenses	157	253

Operating income	29,282	26,066
Interest expense	6,456	6,390
Other income, net	(270)	(125)

Income before income taxes	23,096	19,801
Income tax expense	7,186	6,547

Net income	$15,910	$13,254

Less: Net income attributable to non-controlling interests	105	—

Net income attributable to Multi-Color Corporation	$15,805	$13,254

Basic shares outstanding	16,799	16,631
Diluted shares outstanding	16,961	16,880
Basic earnings per common share	$0.94	$0.80
Diluted earnings per common share	$0.93	$0.79

Multi-Color Corporation

Selected Balance Sheet Information

(in thousands, except per share data)

Unaudited

	June 30, 2016	March 31, 2016
Current Assets	$248,355	$248,525
Total Assets	$1,053,595	$1,070,066
Current Liabilities	$123,726	$137,425
Total Liabilities	$707,350	$727,434
Stockholders’ Equity	$346,245	$342,632
Total Debt	$502,907	$506,279

Exhibit A

Non-GAAP Measurements: The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). In order to provide investors with additional information and more meaningful period-to-period comparisons of the Company’s financial and operating results, the Company reports certain Non-GAAP financial measurements as defined by the Securities and Exchange Commission.

The Company’s Non-GAAP financial measurements reported for the periods presented in this release are: core gross profit, core SG&A expenses, core operating income, core EBITDA, core net income, core diluted EPS, core income before income taxes, and core effective tax rate. These Non-GAAP financial measurements are adjusted to exclude the following non-core items: facility closure expenses, acquisition & integration expenses, and purchase accounting charges related to acquisitions. These Non-GAAP financial measures provide investors with an understanding of the Company’s gross profit, SG&A expenses, operating income, EBITDA, net income, diluted EPS, income before income taxes and effective tax rate adjusted to exclude the effect of the non-core items identified above. EBITDA is a Non-GAAP financial measure used to measure operating results, defined as earnings before interest, taxes, depreciation and amortization, and other non-operating income and expenses. We believe that these Non-GAAP financial measures assist investors in making a consistent comparison of these measures for its three months ended June 30, 2016 compared to the results of the prior year quarter. In addition, management uses these Non-GAAP financial measures internally to perform trend analysis and analyze operating performance to ensure resources are allocated effectively. The Non-GAAP measures allow management to analyze trends and performance without masking or distorting the results with the special items identified by management.

The following tables show adjustments made to gross profit, SG&A expenses, operating income, EBITDA, expense, income before income taxes, and effective tax rate, between reported GAAP and Non-GAAP results for the three months ended June 30 2016 and 2015:

Core Gross Profit:

	Three Months Ended
	06/30/16	06/30/15
	(in 000’s)	(in 000’s)
Gross profit, as reported	$52,093	$46,835
Inventory purchase accounting charges	—	97

Core gross profit, (Non-GAAP)	$52,093	$46,932

Core gross profit, (Non-GAAP) as a % of net revenues	22.0%	21.5%

Core SG&A Expenses:

	Three Months Ended
	06/30/16	06/30/15
	(in 000’s)	(in 000’s)
SG&A expenses, as reported	$22,654	$20,516
Acquisition & integration expenses	(166)	(1,970)

Core SG&A expenses, (Non-GAAP)	$22,488	$18,546

Core SG&A expenses, as a % of net revenues, (Non-GAAP)	9.5%	8.5%

Core Operating Income and Core EBITDA:

	Three Months Ended
	06/30/16	06/30/15
	(in 000’s)	(in 000’s)
Operating income, as reported	$29,282	$26,066
Acquisition & integration expenses	166	1,970
Inventory purchase accounting charges	—	97
Facility closure expenses	157	253

Core operating income, (Non-GAAP)	$29,605	$28,386

Core operating income, as a % of net revenues, (Non-GAAP)	12.5%	13.0%
Depreciation	$8,415	$7,387
Amortization	3,460	2,903

Core EBITDA, (Non-GAAP)	$41,480	$38,676

% of net revenues	17.5%	17.7%

Core Effective Tax Rate:

	Three Months Ended
	06/30/16	06/30/15
	(in 000’s)	(in 000’s)
Income before income taxes, as reported	$23,096	$19,801
Non-core items	323	2,320

Core income before income taxes, (Non-GAAP)	$23,419	$22,121

	Three Months Ended
	06/30/16	06/30/15
	(in 000’s)	(in 000’s)
Income tax expense, as reported	$7,186	$6,547
Non-core items	48	151

Core income tax expense, (Non-GAAP)	$7,234	$6,698

Effective tax rate	31%	33%
Core effective tax rate (Non-GAAP)	31%	30%

For more information, please contact: Sharon E. Birkett

Vice president and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311